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                                                                     Exhibit 5.1

                               PALMER & DODGE LLP
                                ONE BEACON STREET
                           BOSTON, MASSACHUSETTS 02108

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                  April 1, 1997


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139

         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 2,577,245 shares (the "Shares") of the Company's Tissue Repair Division Common Stock, $0.01 par value, offered for resale by certain stockholders of the Company listed therein.

         We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Palmer & Dodge LLP